Exhibit 99.1

Contact:	For Athletics questions
Mike McNally
Assistant Athletic Director/Media Relations
(602) 565-2954
Michael.McNally@gcu.edu

For Business/News questions
William Jenkins
Vice President, Office of Communications and Public Affairs
(602) 315-5566
William.Jenkins@gcu.edu

GRAND CANYON UNIVERSITY ACCEPTS INVITATION TO WESTERN ATHLETIC CONFERENCE

The private, Christian university in Phoenix will begin the transition to NCAA Division I status next fall

PHOENIX (Nov. 27, 2012) – Grand Canyon University announced today it has accepted an invitation to join the Western Athletic Conference and will begin the process of reclassification from NCAA Division II to NCAA Division I status in athletics during the 2013-14 academic year.

View the announcement live at 12:00 p.m. at www.GCULopes.com.

“This is an historic day in the life of Grand Canyon University,” said Brian Mueller, the University’s president and chief executive officer. “We have made a commitment to excellence in athletics, just as we have academically, and that commitment has been recognized by the invitation to join the Western Athletic Conference, a conference with a storied past. NCAA Division I status will raise our university’s profile and illuminate the great things happening at Grand Canyon.”

“We welcome Grand Canyon University to the WAC and look forward to helping them make the transition in becoming a highly competitive Division I institution,” said WAC Interim Commissioner Jeff Hurd. “This is another important step in the rebuilding process of the WAC as we continue to strengthen the conference.”

GCU is currently a member of the NCAA Division II Pacific West Conference and will remain eligible for all PacWest Championships as well as NCAA Division II postseason play in 2012-13.

GCU’s athletic teams will begin competing as Division I programs beginning next year. Reclassification to Division I athletics is a four-year process, during which time GCU will not be eligible for NCAA Championships. Following the transitional four-year period, providing the University has met all NCAA standards, GCU will become a full Division I member.

“Grand Canyon University is extremely grateful and thankful that this day has come,” said Director of Athletics, Keith Baker. “This is obviously not an overnight process. We are appreciative that the Western Athletic Conference Board has presented this invitation of membership, permitting GCU the opportunity to apply for reclassification of our athletics program to NCAA Division I, a process that we have already begun.”

The Antelopes are coming off of an impressive 2011-12 campaign that saw them crowned as winners of the Division II Learfield Sports Directors’ Cup, which recognizes the top university based on athletic performance. GCU won a national title in men’s indoor track and field and saw 16 teams make a postseason appearance.

“We owe special thanks to so many,” said Baker. “Our fellow Pacific West Conference member schools have been patient with us in this process. We will continue our devotion to furthering the significance of that association of schools over the coming months. The PacWest has provided a great platform from which to launch the next phase of our own institutional development.”

The 2012-13 season has started off well, too. The men’s soccer team advanced to the NCAA Sweet 16, while the women’s volleyball team is preparing to compete in the NCAA West Regional. The Antelopes also had representation in the NCAA Division II Men’s Cross Country Championships.

Winter sports programs, consisting of men’s swimming, women’s swimming, wrestling and women’s basketball, are all nationally-ranked.

“We have a great group of student-athletes at GCU,” added Baker. “The process that we are about to enter will provide them with a new competitive environment. We are committed to helping them continue to have successful student-athlete experiences.”

GCU also boasts some of the finest athletic facilities in the nation, including the newly built 5,000-seat Grand Canyon University Arena, home to the men’s and women’s basketball teams, and a state-of-the-art Recreation Center, a 55,000 sq. foot building that features three basketball courts and practice facilities for both wrestling and volleyball.

About Grand Canyon University

Grand Canyon University was founded in 1949 and is Arizona’s premier private Christian university. GCU offers degree programs for both traditional undergraduate students and the working professional in seven colleges: the Ken Blanchard College of Business, the College of Education, the College of Nursing and Health Care Professions, the College of Arts and Sciences, the College of Theology, the College of Fine Arts and Production, and the College of Doctoral Studies. GCU offers traditional programs on its growing campus, as well as online bachelor’s, master’s and doctoral degree programs. The University’s curriculum fuses academic and clinical rigor with Christian values to prepare its students to be skilled, caring professionals. For more information about GCU, visit www.gcu.edu.

About The Western Athletic Conference

The Western Athletic Conference was formed in 1962 and will be comprised of the following six universities for the 2013-14 season: Cal State University, Bakersfield; Grand Canyon University; University of Idaho; New Mexico State University; Seattle University and Utah Valley University. The WAC crowns team and individual champions in 19 sports – eight men’s and 11 women’s. The WAC office is located in Denver, Colo. For more information on the conference, visit www.wacsports.com.

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